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                                                                   EXHIBIT 21.0

                             LIST OF SUBSIDIARIES

We currently have the following wholly-owned subsidiaries:

 1. FutureLink Micro Visions Corp., a Delaware corporation, doing business as FutureLink

 2. FutureLink Pleasanton Corp., a Delaware corporation, doing business as FutureLink

 3. FutureLink Async Corp., a Delaware corporation, doing business as FutureLink

 4.  FutureLink VSI Corp., a Maryland corporation, doing business as FutureLink

 5. FutureLink Madison Corp., a Delaware corporation, doing business as FutureLink

 6. FutureLink Canada Corp., an Alberta corporation, doing business as FutureLink

 7. KNS Holdings Limited, a U.K. corporation, which wholly owns FutureLink Europe Limited, a U.K. corporation

 8. 3045207 Nova Scotia Company, a Nova Scotia unlimited liability company which wholly owns 1423280 Ontario Inc., an Ontario corporation